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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            BROADBAND MARITIME, INC.

                              PRIME RESOURCE, INC.

                                       and

                             PRIME ACQUISITION, INC.

                          Dated as of January 15, 2007

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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of the 15th day of January, 2007, among BROADBAND MARITIME, INC., a Delaware corporation (the "Company"), PRIME RESOURCE, INC., a Utah corporation ("Parent"), and PRIME ACQUISITION, INC., a Utah corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company, Parent, and Merger Sub together are referred to as the "Constituent Corporations").

                                    RECITALS

     WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement and have adopted, approved and declared advisable this Agreement;

     WHEREAS, it is the intent of the Constituent Corporations that immediately following the Effective Time of the Merger, the Merger Sub will have merged with and into the Company; that the Company shall be known as Broadband Maritime, Inc. and be the sole surviving wholly owned subsidiary of the Parent; and that the directors and officers of both the Surviving Corporation and the Parent will be the directors and officers of the Company plus one current director of the Parent;

     WHEREAS, the Parent intends to recommend to its shareholders certain amendments to its Articles of Incorporation to be effected at or prior to the closing of the Merger; and

     WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

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                                    ARTICLE I

                       The Merger; Closing; Effective Time

          1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation"), such that, at the Effective Time the Company will be a wholly owned operating subsidiary of the Parent, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in
Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL"). Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

          1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the "Closing") shall take place
(i) at the offices of Broadband Maritime Inc., 61 Broadway, Suite 1905, New York, NY 10006, at 10:00 a.m. (Eastern Time) on February 16, 2007 (the "Closing Date") or at such other location or on such other date as the parties shall mutually agree.

          1.3. Effective Time. As promptly as practicable following the Closing, the Company and Parent will (a) cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 252 of the DGCL and (b) cause the Articles of Merger (the "Utah Articles of Merger"), so executed and in such form as is required under the Utah Revised Business Corporation Act (the "UTRBCA"), to be delivered to the Secretary of State of the State of Utah for filing as provided in Section 16-10a-1105 of the UTRBCA. The Merger shall become effective as of the date on which the last of the following occurs: (x) the Utah Articles of Merger have been duly filed with the Secretary of State of the State of Utah and (y) Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the "Effective Time").


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                                   ARTICLE II

                    Certificate of Incorporation and By-Laws
                     of the Surviving Corporation and Parent

          2.1. The Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable Law.

          2.2. The By-Laws. The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable Law.

          2.3. Articles of Incorporation of Parent. Parent shall take all actions necessary so that its Articles of Incorporation are amended, at or prior to the Effective Time, to change its name to "BBM Holdings, Inc.," to create a class and series of preferred capital stock (shares of the series to be declared to be issuable as a distribution to Parent shareholders prior to the Effective Time, and to include certain shareholder voting supermajority provisions, all as set forth in Exhibit 2.3 to this Agreement (the "Parent Articles Amendments").

                                   ARTICLE III

                             Officers and Directors
                          of the Surviving Corporation

          3.1. Directors of Surviving Corporation. The parties hereto shall take all actions necessary so that Andrew Limpert and the members of the board of directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

          3.3. Directors of Parent. The parties hereto shall take all actions necessary so that Andrew Limpert and the members of the board of directors of the


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Company at the Effective Time shall, from and after the Effective Time, be the directors of the Parent until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation of Parent and the By-Laws of Parent.

                                   ARTICLE IV

                     Effect of the Merger on Capital Stock;
                            Exchange of Certificates

          4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any capital stock of the Company:

          (a) Merger Consideration. Each share of Common Stock, par value $0.0001 per share, of the Company (each, a "Common Share") and each share of Class A 5% Convertible Preferred Stock, par value $0.0001 per share, of the Company (each, a "Preferred Share") (the Common Shares and the Preferred Shares, collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than the Shares that are owned by shareholders of the Company ("Dissenting Shareholders") who have perfected and not withdrawn a demand for, or otherwise lost, the appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares")) shall be converted into the right to receive, respectively: (i) in the case of a Preferred Share, one (1) share of Common Stock, no par value, of Parent ("Parent Common Stock") per 0.0595589330784 Class A Share (the "Preferred Merger Consideration") and (ii) in the case of a Common Share, one (1) share of Parent Common Stock per 59.5589330784 Common Shares (the "Common Merger Consideration"). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Class A Merger Consideration or the Common Merger Consideration, as applicable, and each certificate formerly representing Shares owned by Dissenting Shareholders shall thereafter represent only the right to receive the payments set forth in Section
4.3. Schedule 4.1(a) to this Agreement, incorporated herein by reference, sets forth the issued and outstanding capital stock of Parent immediately following the Effective Time, assuming that there are no Dissenting Shareholders, that no shareholders of Parent have dissented and demanded to be paid for their shares and that the Company issues five hundred thousand (500,000) additional shares of Class A 5% Convertible Preferred Stock (together with Warrants for the purchase of up to two hundred fifty million (250,000,000) shares of Common Stock of the Company.

          (b) Cancellation of Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder


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thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

          (c) Merger Sub. At the Effective Time, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of common stock of the Surviving Corporation. At the Effective Time, all of the stock of Merger Sub of any class shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate formerly representing any share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent only the right to receive one share of common stock of the Surviving Corporation. The Parent shall surrender to the Surviving Corporation the certificate representing all the issued and outstanding shares of the Merger Sub or, in the event such certificate is lost, stolen or destroyed, an Affidavit and Indemnity of Lost Certificate in a form acceptable to the Surviving Corporation in exchange for a certificate issued to the Parent representing all the issued and outstanding shares of the Surviving Corporation.

          (d) Restricted Stock. The shares of Parent common stock issued to shareholders of the Company as Preferred Merger Consideration and Common Merger Consideration will be "restricted securities" within the meaning of Securities and Exchange Commission Rule 144 (Reg. Section 230.144).

          (e) Post-Merger Capitalization of Surviving Corporation. The authorized capital stock of the Surviving Corporation will consist of one hundred thousand (100,000) shares of Common Stock, par value $0.0001 per share, ten thousand (10,000) of which will be validly issued and outstanding and the Parent will be the sole shareholder of the Surviving Corporation.

          (f) Post-Merger Capitalization of Parent. The authorized capital stock of the Parent will consist of (i) fifty million (50,000,000) shares of Common Stock, no par value per share, twenty-five million eight hundred ninety-three thousand six hundred twenty-one (25,893,621) of which (assuming that there are no Dissenting Shareholders and that no shareholders of the Parent have dissented and demanded to be paid for their shares and that no shares have been issued or redeemed by either Parent or the Company other than the issuance by the Company of five hundred thousand (500,000) additional shares of Class A 5% Convertible Preferred Stock (together with Warrants for the purchase of up to two hundred fifty million (250,000,000) shares of Common Stock of the Company)) will be validly issued and outstanding and (ii) ten million (10,000,000) shares of Preferred Stock, no par value per share, one million four hundred fifty-four thousand ninety (1,454,090) of which shares are designated as Series A Preferred Shares, all of which Series A Preferred Shares will have been issued as a dividend pro rata to holders of Common Stock prior to the Effective Time.


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          4.2. Exchange of Certificates.

          (a) Immediately after the Effective Time, upon surrender by a holder of Shares to the Surviving Corporation of the certificates which immediately prior to the Effective Time represented shares of Common Shares or Preferred Shares, together with a duly executed stock power relating to such Shares, the Surviving Corporation shall deliver to such holder such holder's Common Merger Consideration or Preferred Merger Consideration, as applicable. In the event of any lost, stolen or destroyed certificate representing Shares, the record owner of such certificate may tender in lieu of such certificate an Affidavit and Indemnity of Lost Certificate in a form acceptable to the Surviving Corporation.

          (b) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Parent for transfer, it shall be cancelled and exchanged for Common Merger Consideration or Preferred Merger Consideration, as applicable, to which the holder thereof is entitled pursuant to this Article IV.

          (c) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of the Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable state, local or foreign Tax (as defined in Section 5.1(l)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and
(ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

          4.3. Appraisal Rights. (a) Company Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to DEGCL Section 262 shall be entitled to receive the Common Merger Consideration, the Preferred Merger Consideration or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have effectively withdrawn the demand for, or otherwise lost such holder's right to, appraisal under the DEGCL, and any Dissenting Shareholder shall be entitled to receive only the payment provided by DEGCL Section 262 with respect to Shares owned by such Dissenting Shareholder. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature. If any Dissenting Shareholder shall have effectively withdrawn the demand for, or otherwise lost the right to, appraisal with respect to any Shares, such Dissenting Shareholder shall be entitled to


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receive only the amount to which such shareholder would be entitled pursuant to this Article IV. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DEGCL. The Company shall provide such notices and take such actions as are required by law with respect to the administration of the appraisal rights provided pursuant to the DEGCL.

          (b) Parent Appraisal Rights. Any Person who has perfected a demand for appraisal rights pursuant to Utah Revised Business Corporation Act (URBCA)
Section 16-10(a)-1301-1333 (a "Prime Dissenter") shall be entitled to receive the fair value of their shares unless and until the holder thereof shall have effectively withdrawn the demand for, or otherwise lost such holder's right to, appraisal under the URBCA. The Parent shall give Company (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Parent relating to shareholders' rights of appraisal. The Parent shall provide such notices and take such actions as are required by law with respect to extending appraisal rights pursuant to the UTRBCA with respect to the transactions contemplated by this Agreement. The Parent shall provide the Company with a reasonable opportunity to review and comment on written material provided to shareholders in connection with the granting and administration of appraisal rights.

          4.4. Treatment of Stock Plans, Phantom Shares and Share Loans

          (a) Treatment of Options and Warrants. At the Effective Time, each debenture, warrant, option and other right with respect to shares of any class of the Company granted and unexercised immediately prior to the Effective Time (a "Company Option"), vested or unvested, shall be converted into a debenture, warrant, option or other right, as the case may be, to acquire Common Stock of the Parent at the rate of one (1) share of Parent Common Stock per 59.5589330784 Common Shares and one (1) share of Parent Common Stock per 0.0595589330784 Preferred Share issuable upon exercise of the Company Option. The debentures, warrants, options or other rights that will be granted and exercisable for shares of Parent Common Stock at the Effective Time, in the aggregate, are set forth on Schedule 4.1(a) to this Agreement.

          (b) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company shall adopt any resolutions and take any actions which are necessary or appropriate to effectuate the provisions of
Section 4.4(a).


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                                    ARTICLE V

                         Representations and Warranties

          5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the "Company Disclosure Letter"), (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

          (a) Organization, Good Standing and Qualification. The Company is a legal entity duly organized, validly existing and in good standing (where applicable) under the Laws (as defined in Section 5.1(i)) of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Company, taken as a whole; provided, however, that none of the following, or the results thereof, shall constitute a Company Material Adverse
Effect:

          (A) any change in the economy, capital markets, financial markets, regulatory or political conditions (including any change in foreign exchange rates) generally in the United States or other countries in which the Company conducts material operations or as a result of an act of war, terrorism, civil unrest of similar event, in each case, that does not have a materially disproportionate effect on the Company relative to other business entities affected in the relevant jurisdiction or market;

          (B) any change that is the result of factors generally affecting the industries in which the Company operate that does not have a materially disproportionate effect on the Company relative to other business entities affected in the relevant jurisdiction or market;

          (C) any loss of, or adverse change in, the relationship of the Company, contractual or otherwise, with its customers, employees or suppliers arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the announcement of any of the foregoing;


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          (D) any change in the applicable GAAP or in any statute, rule or regulation (or the official interpretation thereof) unrelated to the Merger and of general applicability after the date hereof that does not have a materially disproportionate effect on the Company relative to other business entities affected in the relevant jurisdiction or market;

          (E) any action, suit or claim brought, or any public campaign started, by or on behalf of a competitor of the Company, in each case, after the date of this Agreement;

          (F) any action or omission by the Company required or expressly permitted by the terms of this Agreement or taken with the consent of Parent;

          (G) any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

          (H) any existing event or occurrence or circumstance with respect to which Parent has knowledge as of the date hereof; and

          (I) any action taken, or any omission to act, by Parent or any of its Affiliates.

          (b) Capitalization.

          (i) The authorized capital stock of the Company consists of two billion two hundred million (2,200,000,000) shares of Common Stock, par value $0.0001 per share, and one million seventy-two thousand twenty (1,072,020) shares of Preferred Stock, par value $0.0001 per share, of which all are designated Class A 5% Convertible Preferred Stock.

          (ii) The Company has fewer than thirty-five non-accredited shareholders, all of whom are sophisticated, within the meaning of Rule 501 under Regulation D of the Securities Act of 1933 ("Securities Act"). The Company will prepare and deliver offering materials, with respect to the Parent common stock constituting the Common Merger Consideration and the Preferred Merger Consideration, that satisfy the requirements of Rule 502 under Regulation D of the Securities Act.

          (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of the plan of Merger contained in this Agreement by the holders of (A) a majority of the outstanding Preferred Shares, voting as a single class, and (B) a


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majority of the outstanding Common Shares, voting as a single class, in each case, entitled to vote on such matter at a shareholders' meeting duly called and held for such purpose (together, the "Requisite Company Vote"), and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (ii) On or prior to the date of this Agreement, the board of directors of the Company has (A) determined that the Merger is in the best interests of the Company and its shareholders, adopted a plan of Merger contained in this Agreement, approved the Merger and the other transactions contemplated hereby and, subject to Section 6.2(c), resolved to recommend approval of the plan of Merger contained in this Agreement to the holders of Shares entitled to vote thereon (the "Company Recommendation") and (B) directed that the plan of Merger contained in this Agreement be submitted to the holders of Shares entitled to vote thereon for their approval.

          (d) Governmental Filings; No Violations; Certain Contracts, Etc. To the Company's knowledge (except with respect to any state or federal securities law filings or approvals):

          (i) No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic (including federal, state or local) or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a "Governmental Entity"), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by the other party thereto on 90 days' or less notice (each, a "Contract") binding upon the Company or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section


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5.1(d)(i), under any Law to which the Company is subject or (B) any change in the rights or obligations of any party under any Contract binding on the Company, except for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          The term "knowledge" when used in this Agreement with respect to: (1) the Company or the executive officers of the Company shall mean the actual knowledge of Mary Ellen Kramer, President and (2) the Parent or the Merger Sub or the executive officers of Parent shall mean the actual knowledge of Andrew Limpert, Terry Deru, and Scott Deru, in each case, having made reasonable review and inquiry.

          (e) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, inquiries, investigations or other proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, the Company is not a party to or subject to the provisions of any judgment, order, writ, injunction, decision, determination, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

          (f) Employee Benefits.

          (i) The Company (i) has satisfied all contribution obligations in respect of each of its employee benefit plans, and (ii) is and has at all times been in compliance in all material respects with all applicable provisions of the federal Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), with respect to each such plan. No employee benefit plan or trust created thereunder has at no time incurred any accumulated funding deficiency (as such term is defined in Section 302 of ERISA), whether or not waived.

          (ii) Neither the Company nor any employee benefit plan thereof, or any trust created thereunder or any trustee or administrator thereof, has engaged in any prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any person to the penalty or tax on such transactions imposed by Section 502 of ERISA or 4975 of the Code. As used in this Section, the term "employee benefit plan" shall have the meaning specified in Section 3 of ERISA.

          (g) Compliance with Laws; Licenses. To the Company's knowledge, the businesses of the Company is not being conducted in violation of any United States (federal, state or local) or non-United States law, statute or ordinance, common law or


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any rule, regulation, standard, judgment, order, writ, injunction, decree, agency requirement, license or permit of any Governmental Entity or any award or directive of any arbitration or mediation panel (collectively, "Laws"), except for violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has obtained and is in compliance with all permits, licenses, certifications, approvals, authorizations, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity ("Licenses") necessary to conduct its business as presently conducted except for the absence of such Licenses or such non-compliance which is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (h) Takeover Statutes. Assuming the accuracy of Parent's and Merger Sub's representations in Section 5.2(j), no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") or any anti-takeover provision in the Company's articles of incorporation and by-laws is applicable to Parent, the Shares, the Merger or the other transactions contemplated by this Agreement.

          (i) Environmental Matters.

          (A) The Company is in compliance with all applicable Environmental Laws, except for such noncompliance as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (B) The Company possesses all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted, other than as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (C) The Company has not received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past three years, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (D) There are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the knowledge of the executive officers of the Company, threatened, concerning compliance by the Company with any Environmental Law, except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

          (ii) Notwithstanding any other representation and warranty in Article V, the representations and warranties contained in this Section constitute the sole representations and warranties of the Company relating to any Environmental Law.

          (iii) As used herein, the term "Environmental Law" means any applicable law, regulation, code, license, permit, order, decree or injunction from any Governmental Entity relating to the protection of the environment (including air, water, soil and natural resources).

          (j) Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company (i) has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed it and all such filed Tax Returns are complete and accurate in all material respects;
(ii) has paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves have been established; and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, as of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

          As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

          (k) Labor Matters. As of the date of this Agreement, (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company subject of any material proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the executive officers of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company, and (ii) to the knowledge of the executive officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company.

          (l) Intellectual Property. Except as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect:

          (i) the Company has sufficient rights to use all Intellectual Property used in its business as presently conducted and there is no litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or, to the knowledge of the executive officers of the Company, threatened, concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property.

          (ii) the Company has not granted any licenses or other rights to third parties to use its Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms.

          (iii) (A) the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business; (B) to the knowledge of the executive officers of the Company, as of the date hereof, no person has gained unauthorized access to the IT Assets; and (C) the Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

          For purposes of this Agreement, the following terms have the following meanings:

          "Intellectual Property" means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, "Trade Secrets"); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights, in each case, to the extent recognized by applicable Law.

          "IT Assets" of a Person means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, and other information technology equipment owned by such Person.

          (m) Insurance. As of the date of this Agreement, each of the Company's insurance policies is in full force and effect and all premiums due with respect to such insurance policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

          (n) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Griffin Securities, Inc. as its financial advisor, the arrangements with which have been disclosed in writing to the Parent prior to the date hereof.

          (o) No Other Representations and Warranties. Except as expressly set forth in this Section 5.1, the Company makes no representation or warranty, express or implied, at law or in equity, in respect of the Company or its assets, liabilities or operations, on which Parent or Merger Sub may rely, and any such other representations or warranties are hereby expressly disclaimed.

          5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the "Parent Disclosure Letter"), (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

          (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect (as defined below). As used in this Agreement, the term "Parent Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of the Parent and/or the Merger Sub, taken as a whole or delay or impair the ability of the Parent and/or the Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement provided, however, that none of the following, or the results thereof, shall constitute a Parent Material Adverse Effect:

          (A) any change in the economy, capital markets, financial markets, regulatory or political conditions (including any change in foreign exchange rates) generally in the United States or other countries in which the Parent and/or the Merger Sub conducts material operations or as a result of an act of war, terrorism, civil unrest of similar event, in each case, that does not have a materially disproportionate effect on the Parent and/or the Merger Sub relative to other business entities affected in the relevant jurisdiction or market;

          (B) any change that is the result of factors generally affecting the industries in which the Parent and/or the Merger Sub operate that does not have a materially disproportionate effect on the Parent and/or the Merger Sub relative to other business entities affected in the relevant jurisdiction or market;

          (C) any loss of, or adverse change in, the relationship of the Parent and/or the Merger Sub, contractual or otherwise, with its customers, employees or suppliers arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the announcement of any of the foregoing;

          (D) any change in the applicable GAAP or in any statute, rule or regulation (or the official interpretation thereof) unrelated to the Merger and of general applicability after the date hereof that does not have a materially disproportionate effect on the Parent and/or the Merger Sub relative to other business entities affected in the relevant jurisdiction or market;

          (E) any action, suit or claim brought, or any public campaign started, by or on behalf of a competitor of the Parent and/or the Merger Sub, in each case, after the date of this Agreement;

          (F) any action or omission by the Parent and/or the Merger Sub required or expressly permitted by the terms of this Agreement or taken with the consent of the Company;

          (G) any failure by the Parent and/or the Merger Sub to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence, state of facts or development underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect;

          (H) any existing event or occurrence or circumstance with respect to which the Company has knowledge as of the date hereof; and

          (I) any action taken, or any omission to act, by the Company or any of its Affiliates..

Parent has made available to the Company a complete and correct copy of Parent's and Merger Sub's certificates of incorporation and by-laws or comparable governing documents, each as amended to the date hereof, and each as so delivered is in full force and effect.

          (b) Capitalization

          (i) Capitalization of Parent; Subsidiary. The authorized capital stock of Parent consists of (i) fifty million (50,000,000) shares of Parent Common Stock, one million five hundred eighteen thousand eight hundred sixty (1,518,860) of which are validly issued treasury shares, but are not outstanding, and one million four hundred fifty-four thousand ninety (1,454,090) of which are validly issued and outstanding and (ii) ten million (10,000,000) shares of Preferred Stock, no par value per share, one million four hundred fifty-four thousand ninety (1,454,090) of which shares are designated as Series A Preferred Shares, which will have been declared as a distributable to shareholders of record prior to the Effective Time but which are not issued and outstanding. The authorized and issued capital stock of Parent is set forth in
Schedule 5.2(b)(i) to this Agreement. There are (i) no other shares of capital stock or voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. Except as set forth in Section 5.2 (b)(ii) of the Parent Disclosure Letter, Parent has not conducted any business since May 1, 2006 and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement. Other than the Merger Sub, the Parent does not have any subsidiaries and does not own any capital stock or membership interest in any other entity.

          (ii) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100,000 shares of Common Stock, no par value per share, 10,000 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and
(iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (c) Corporate Authority.

          (i) No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger or any of the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (the "Requisite Parent Vote"), and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (ii) On or prior to the date of this Agreement, the board of directors of the Merger Sub has determined that the Merger is in the best interests of the Merger Sub and its shareholders, adopted a plan of Merger contained in this Agreement, approved the Merger and the other transactions contemplated hereby and, subject to Section 6.2(c), resolved to recommend approval of the plan of Merger contained in this Agreement to the holders of Shares entitled to vote thereon (the "Board Recommendation")

          (d) Governmental Filings; No Violations; Etc. To the Parent's knowledge (except with respect to any state or federal securities law filings or approvals):

          (i) No notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or in connection with the continuing operation of the business of Parent following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated by this Agreement.

          (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a material breach or violation of the certificate of incorporation or by-laws or equivalent organizational documents of Parent and Merger Sub or the comparable governing instruments of any of its Subsidiaries,
(B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in
Section 5.2(d)(i), under any Laws or governmental or non-governmental permits or licenses to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding on Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated by this Agreement.

          (e) Litigation. As of the date of this Agreement, there are no civil, criminal, administrative or legislative actions, suits, claims, hearings, arbitrations, inquiries, investigations or other proceedings pending or, to the knowledge of the executive officers of Parent, threatened against, and no Law (including any Orders of any Governmental Entity) involving, Parent or Merger Sub that enjoin or have, or seek to enjoin or are reasonably likely to have, the effect of preventing, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement, except for those that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decision, determination, decree or award of any Governmental Entity which is, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

          (f) Employee Benefits.

          (i) The Parent (i) has satisfied all contribution obligations in respect of each of its employee benefit plans, and (ii) is and has at all times been in compliance in all material respects with all applicable provisions of ERISA and Code, with respect to each such plan. No employee benefit plan or trust created thereunder has at no time incurred any accumulated funding deficiency (as such term is defined in Section 302 of ERISA), whether or not waived.

          (ii) Neither the Parent nor any employee benefit plan thereof, or any trust created thereunder or any trustee or administrator thereof, has engaged in any prohibited transaction (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) that would subject any person to the penalty or tax on such transactions imposed by Section 502 of ERISA or 4975 of the Code. As used in this Section, the term "employee benefit plan" shall have the meaning specified in Section 3 of ERISA.

          (iii) Since January 1, 2007, Parent has had no employees, no payroll with respect to its or any other Person's employees and no payroll obligations of any nature.

          (g) Compliance with Laws; Licenses. To the Parent's knowledge, the business of the Parent has not at any time been conducted in violation of any Laws (as defined in Section 5.1(g)).

          (h) Environmental Matters.

          (A) The Parent and Merger Sub are in compliance with all applicable Environmental Laws, except for such noncompliance as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (B) The Parent and the Merger Sub possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of their respective business as presently conducted, other than as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (C) Neither the Parent nor the Merger Sub has received any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the past three years, except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (D) To the Parent's knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the knowledge of the executive officers of the Parent, threatened, concerning compliance by either the Parent or the Merger Sub with any Environmental Law, except as is not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

          (ii) Notwithstanding any other representation and warranty in Article V, the representations and warranties contained in this Section constitute the sole representations and warranties of the Parent and the Merger Sub relating to any Environmental Law.

          (i) Taxes.

          (A) The Parent (i) has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed it and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns or that the Parent is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for which adequate reserves have been established; and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Parent threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters.

          (B) The Parent and the Parent's subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (C) The Parent has not received any written notice of any action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Parent or any subsidiary of the Parent.

          (D) There are no liens or encumbrances for Taxes on any of the assets of the Parent or its subsidiaries.

          (E) Neither the Parent nor any of its subsidiaries is a party to any tax allocation, tax sharing, tax indemnity or similar agreement (whether or not in writing), arrangement or practice with respect to Taxes.

          (j) Ownership of Shares. Neither Parent nor any of its Subsidiaries "beneficially owns," or is the "beneficial owner" of, any Shares (terms in quotation marks in this Section 5.2(j) having the meaning ascribed to such terms under Rule 13d-3(a) under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

          (k) Brokers and Finders. Neither the Parent nor the Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement.

          (l) Available Funds. Parent has, and as of the Closing Date will have, available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and any other transactions contemplated hereunder

          (m) Parent SEC Documents

          (i) The Parent has made available to the Company all reports, filings, registration statements and other documents required to be filed by Parent with the SEC (collectively, the "Parent SEC Documents"). The Parent has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC. No subsidiary of the Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and no subsidiary of the Parent is an investment company registered or required to be registered under the Investment Company Act of 1940.

          (ii) As of its filing date, each Parent SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

          (iii) No Parent SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Parent SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (n) Financial Statements; No Material Undisclosed Liabilities.

          (A) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Parent included in the Company 10-KSB and the Company 10-QSB fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated Parent subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

          (B) There are no liabilities of the Parent or any Parent subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of the Parent, other than:

          a. liabilities or obligations disclosed or provided for in the Parent's most recent balance sheet or disclosed in the notes thereto; and

          b. liabilities or obligations under this Merger Agreement or incurred in connection with the transactions contemplated hereby

          (o) Contracts.

          (A) As of the date hereof, the exhibit index to the Parent's most recently filed Annual Report on Form 10-KSB, includes each contract (including all amendments thereto) to which the Parent or any Parent subsidiaries is a party or by which any of them is bound and (i) which would be required, pursuant to the Exchange Act and the rules and regulations thereunder, to be filed as an exhibit to an Annual Report of the Parent on Form 10-KSB, a Quarterly Report of the Parent on Form 10-QSB or a Current Report of the Parent on Form 8-K (without regard to whether such report is now due to be filed) or (ii) involves payments by or to the Parent or any Parent subsidiary in calendar year 2006 or any subsequent calendar year (collectively, the "Parent Contracts").

          (B) Each Parent Contract is in full force and effect, constitutes a valid and binding obligation of and is legally enforceable in accordance with its terms against the Parent or Parent Subsidiary, as applicable and, to the knowledge of the Parent, (i) the Parent Contracts are valid, binding and enforceable obligations of the other parties thereto, except as such enforceability may be subject to the effects of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditors' rights generally or subject to the effects of general equitable principles (whether considered in a proceeding in equity or at law); (ii) the Parent and/or each Parent Subsidiary, as the case may be, has complied with all of the provisions of such Parent Contracts and is not in default thereunder, and there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default, and the execution of this Merger Agreement by the Parent and its performance hereunder will not cause, or result in, a breach or default under any Parent Contract; (iii) there has not been (A) any failure by the Parent or any Parent Subsidiary or, to the knowledge of the Parent or any Parent Subsidiary, any other party to any such Parent Contract to comply with all material provisions thereof, (B) any default by the Parent or any Parent Subsidiary or, to the knowledge of the Parent or any Parent Subsidiary, any other party thereunder or (C) to the knowledge of the Parent (1) any cancellation thereof in writing which has not been cured or (2) any outstanding dispute thereunder which has not been cured.

          (C) Neither the Parent nor any Parent subsidiary is a guarantor or otherwise liable for any liability or obligation (including any indebtedness of any kind) of any Person.

          (D) No officer, director or significant stockholder of the Parent or any Parent subsidiary, or affiliate of such officer, director or significant stockholder, is currently a party to any transaction, understanding or commitment with the Parent or any Parent subsidiary, including, without limitation, any Agreement providing for the employment of, furnishing of services by, rental of assets from or to, requiring payments on a change of control of the Parent or otherwise requiring payments to, any such officer, director, significant stockholder or affiliate.

          (E) Neither the Parent nor any Parent subsidiary is a party to any contract with the United States government or to any other material government contract.

          (p) Certain Agreements. None of the Parent, any subsidiary of Parent or any of their respective affiliates are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts, in any material respect, the Parent, any subsidiary of Parent or any of their respective affiliates from engaging or competing in any line of business or in any locations.

          (q) Affiliates. Except as set forth in Section 5.2(q) of the Parent Disclosure Letter (the "Parent Affiliates"), there are no affiliates of the Parent as of the date hereof as that term is used in SEC Rule 145.

          (r) No Other Representations and Warranties. Except as expressly set forth in this Section 5.2, neither Parent nor Merger Sub makes any representation or warranty, express or implied, at law or in equity, in respect of Parent, Merger Sub or any of their respective Subsidiaries or any of their respective assets, liabilities or operations, on which the Company may rely, and any such other representations or warranties are hereby expressly disclaimed.

                                   ARTICLE VI

                                    Covenants

          6.1. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except (x) for any statements or announcements made in connection with any litigation between the parties to this Agreement or (y) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the instruction or request of any Government Entity, provided that nothing in this Section shall amend, modify or limit in any manner the Parent's reporting obligations under the Exchange Act..

          6.2. Employee Benefits. Parent shall, and shall cause the Surviving Corporation to, honor all employee benefit obligations to current and former employees under the Company Benefit Plans in existence on the date hereof.

          6.3. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

          6.4. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

          6.5. Parent Vote. Parent shall vote (or majority consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of shareholders of the Merger Sub at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders the Merger Sub by majority consent in lieu of a meeting). Parent shall hold a meeting (or obtain the written majority consent) of its shareholders to adopt and approve this Agreement and the Merger and to adopt the Parent Articles Amendments, in the manner and as required under the Articles of Incorporation and Bylaws of Parent and the URBCA.

          6.6. Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

          6.7. Investigation by Parent and the Company; No Knowledge of Misrepresentations or Omissions.

          (a) Parent and the Company each agrees and acknowledges that they have conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of the other party, which investigation, review and analysis was done by the respective party and its respective representatives. Parent agrees and acknowledges that it and its representatives have been provided access to the personnel, properties, premises and records of the Company for such purpose. Company agrees and acknowledges that it and its representatives have been provided access to the personnel and records of the Parent and Merger Sub for such purpose. In entering into this Agreement, Parent agrees and acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of the Company, or their respective agents or representatives (except for the specific representations and warranties of the Company set forth in Section 5.1).

          (b) Parent and Company each agrees and acknowledges that none of the Company or Parent, respectively, or any of its directors, officers, stockholders, employees, Affiliates, controlling persons, attorneys or agents or representatives makes or has made any representation or warranty, either express or implied, as to the Company or Parent, respectively, or as to the accuracy or completeness of any of the information regarding the Company or Parent, respectively, provided or made available to Parent or Company, respectively or its directors, officers, employees, Affiliates, controlling persons, attorneys or agents or representatives (except for the specific representations and warranties of the Company set forth in Section 5.1), and neither the Company or Parent, respectively, nor any of its directors, officers, employees, Affiliates, controlling persons, attorneys or agents or representatives shall have or be subject to any liability to Parent, Merger Sub or the Company, respectively, or any other Person resulting from the distribution to such Person, or such Person's use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Sub, or the Company, respectively, or any other in expectation of, or in connection with, the transactions contemplated hereby. Parent and Company each further agrees and acknowledges that, as of the date hereof, neither Parent nor Company, respectively, is aware of (x) any representation and warranty of the Company or Parent, respectively, being inaccurate, or (y) a breach of any provision of this Agreement by the Company or Parent, respectively.

          (c) Without limiting the generality of the foregoing Sections 6.7(a) and (b), in connection with Parent's investigation of the Company, Parent has received from the Company and its Affiliates, agents and/or representatives certain projections and other forecasts, including projected financial statements, cash flow items and other data of the Company and certain business plan information of the Company. Parent agrees and acknowledges that (1) there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, (2) Parent is familiar with such uncertainties, (3) Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and (4) Parent shall have no claim against any Person with respect thereto.

          (d) The Company agrees and acknowledges that the Company has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities and prospects of Parent, which investigation, review and analysis was done by the Company and its representatives. The Company agrees and acknowledges that it and its representatives have been provided access to the records of Parent for such purpose. In entering into this Agreement, the Company agrees and acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Parent or its agents or representatives (except for the specific representations and warranties of Parent and Merger Sub set forth in
Section 5.2).

          6.8. Fiscal Year. As soon as practicable following the Effective Time, the Parent will take such actions as are reasonably necessary or required to effect a change of its fiscal year from a December 31 year end to a September 30 year end.

          6.9. Exchange Act Filings.

          (a) The Parent will file a current report on Form 8-K and a corresponding press release within four days of executing this Agreement and a supplemental Form 8-K to be filed within four days of the Effective Time and including the financial information required by Form 8-K.

          (b) As soon as practicable following the Effective Time, the Parent will prepare and file with the Securities and Exchange Commission such documents and registration statements as reasonably required to effect the registration of the shares delivered to former Company shareholders as Common Merger Consideration and Preferred Merger Consideration. The principals and management of the Parent prior to the Effective Time shall have a continuing duty to supply information and documents relating to the Parent to the Parent and to reasonably cooperate in such registration process.

          6.10. Non-Disclosure. The parties acknowledge the existence of that certain Non-Disclosure Agreement, dated May 11, 2006 ("Confidentiality Agreement"). The Parent and the Merger Sub, until such time as the transactions contemplated by this Agreement are consummated, agree to be bound by the terms and conditions of the NDA as though an original "Party 1" thereto. This Section shall survive any termination or expiration of this Agreement.

                                   ARTICLE VII

                                   Conditions

          7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Shareholder Approval. (i) The plan of Merger contained in this Agreement shall have been duly approved by holders of Shares in accordance with applicable law and the certificate of incorporation and by-laws of the Company and by the shareholders of Prime in accordance with applicable law, the resolution of the directors of Prime submitting the Merger to majority shareholder vote (or majority consent) and to URBCA Section 16-10(a)-1301 et seq., and the Articles of Incorporation and by-laws of Parent.

          (b) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Order").

          (c) Private Equity Financing. On or before February 15, 2007, the Company shall have, in a private offering of its capital stock, sold or entered into binding subscriptions for the sale by it contemporaneously with the Closing, shares of its capital stock in an amount that will result in gross proceeds to the Company of at least four million five hundred thousand dollars ($4,500,000).

          7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement shall be true and correct (giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" or any similar limitation contained herein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the

Company to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

          (d) Lock-Up Agreements. The Company shall have delivered to Parent, at the Closing, agreements in a form substantially similar to Exhibit 7.2(d) from each of the Company's directors, executive officers (as defined in Exchange Act Rule 3b-7) and holders of ten percent (10%) or more of the outstanding Company voting securities (to be determined consistent with Exchange Act Rule 13d-3) pursuant to which each undertakes to not sell his, her or its shares of Parent Common Stock received as Common or Preferred Merger Consideration on any public, secondary market for a period of 180 days from the effective date of a registration statement on Form SB-2 filed with the Securities and Exchange Commission registering such shares of Parent Common Stock.

          (e) Articles of Merger. The Company shall have executed and delivered in a form satisfactory for filing with the Secretary of State's Office for the State of Delaware a Certificate of Merger satisfying the requirements of the DEGCL, and any other documents necessary to effect the Merger.

          7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct (giving effect in the representations and warranties to any qualification or limitation as to "material," "materiality," or "Parent Material Adverse Effect") in all respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an authorized officer of Parent to the effect that the conditions set forth in this
Section 7.3(a) have been satisfied.

          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent to such effect.

          (c) Opinion of Counsel. The Company shall have received an opinion from legal counsel to Parent, reasonably satisfactory to the Company, including an opinion that the sale and issuance of Parent capital stock pursuant to this Agreement constitutes a private placement transaction exempt from registration under federal and state securities laws.

          (d) Articles of Merger. The Merger Sub shall have executed and delivered in a form satisfactory for filing with the Secretary of State's Office for the State of Utah a Certificate of Merger satisfying the requirements of the UTRBCA, and any other documents necessary to effect the Merger.

          (e) Lock-Up Agreements. Messrs. Andrew Limpert, Terry Deru and Scott Deru shall have delivered to the Company, at the Closing, and acknowledgement and consent in a form reasonably satisfactory to the Parent and the Company with respect to each of the agreements required to be delivered under Section 7.2(d).

          (f) Appraisal Rights. The Parent and the Prime Indemnifying Parties shall have provided such written material and taken proper action, or properly refrained from taking action in connection with the granting of, and administration of, dissenters' appraisal rights pursuant to the UTRBCA with respect to the merger transaction contemplated by this Agreement.

                                  ARTICLE VIII

                                   Termination

          8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in
Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

          8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if the Merger shall not have been consummated by April 30, 2007, whether such date is before or after the date of approval by the shareholders of the Company referred to in Section 7.1(a) (the "Termination Date").

          8.3. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article VIII, this Agreement shall become void and of no effect with no liability to any

Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section
9.1 shall survive termination of this Agreement; and further provided that, notwithstanding anything to the contrary in this Agreement, there shall be no continuing indemnification liability of any individual in the event that this Agreement is terminated.

                                   ARTICLE IX

                                 Indemnification

          9.1. Indemnification Obligations of Parent Officers. From and after the Effective Time, the persons set forth on Schedule 9.1, being the principal officers of Parent immediately prior to the Effective Time (the "Prime Indemnifying Parties") shall, jointly and severally, defend, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and shall, jointly and severally, also advance expenses as incurred to the fullest extent permitted under applicable Law), the Surviving Corporation against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) any material inaccuracy in or breach of any representation and warranty made by Parent or the Merger Sub in this Agreement or in any closing document delivered to Company in connection with this Agreement, of which any Prime Indemnifying Party had knowledge (without giving effect to any qualification or limitation in the representation or warranty as to "material," "materiality," or Parent Material Adverse Effect"); (b) any material breach by Parent or the Merger Sub or material failure by Parent or the Merger Sub to comply with any of their covenants or obligations under this Agreement provided, however, that no personal indemnity liability shall attach under this Article as to the indemnifying individuals for any untrue material statement or omission of the Parent referenced by Paragraph 5.2(m)(ii) and (iii) of this Agreement, unless the indemnifying individuals actually knew, or should have known through reasonable inquiry, of such untrue material statements or omissions (without giving effect to any qualification or limitation in the covenant or obligation as to "material," "materiality," or "Parent Material Adverse Effect"); (c) the defense of claims of and payment pursuant to URBCA
Section 16-10(a)-1301 et seq. to Prime Dissenters; (d) any material claims by parties other than the Company to the extent caused by acts or omissions of the Parent or the Merger Sub on or prior to the Closing Date, including for Costs which arise or arose out of the Parent's operation or disposition of its business, (e) any Cost related to filings, delinquencies, or failures to file reports under Section 16 of the Exchange Act by affiliates of the Parent and the reporting of such failures or delinquencies by Parent and (f) any Costs arising from third party claims asserted against Parent for any transfers of property or interests or payments of money by Parent or its affiliates for which Prime would be liable. "Costs" means all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim, but shall not include any indirect or consequential damages of any nature.

          9.2. Limitations on Indemnification Obligations of Prime Indemnifying Parties. Prime Indemnifying Parties' obligations pursuant to the provisions of
Section 9.1 hereof are subject to the following limitations:

          (a) The Surviving Corporation shall not be entitled to recover under
Section 9.1 unless a claim has been asserted by written notice, setting forth the basis for such claim (a "Notice of Loss"), delivered to the Prime Indemnifying Parties on or prior to the first anniversary of the earlier of the date on which the 2006 Parent audited financial statements and opinion of the auditors of such audited statements are delivered to Parent or March 31, 2007; provided, however, that the foregoing time limitation shall not apply to recovery for Costs described in Section 9.1(f) to the extent such Costs do not exceed $50,000 and are asserted on or before May 1, 2009, or any inaccuracy in a representation or breach of a warranty contained in Section 5.1(i) (the "Excluded Rep"); provided, further, that in the case of any inaccuracy in a representation or breach of a warranty contained in Section 5.1(i), the time limitation for the assertion of such claims shall be the expiration of the applicable statute of limitations;

          (b) The Surviving Corporation shall not be entitled to recover under
Section 9.1 to the extent that the aggregate claims actually paid by Prime Indemnifying Parties to the Surviving Corporation thereunder would thereby exceed $5,000,000); provided, however, that the foregoing limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in any Excluded Rep;

          (c) Prime Indemnifying Parties hereby waive and release any and all rights they may have under this Agreement or otherwise to assert claims of contribution against the Company or the Parent or the Surviving Corporation, except for material omissions or misrepresentations by the Company or its principals which directly cause or contribute to third party claims against the Surviving Corporation under the terms of this Article 9 for which the Prime Indemnifying Parties may be liable.

                                    ARTICLE X

                                     General

          10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement and in any certificate delivered pursuant to this Agreement (other than those contained in Article IV, Article V, Article, VI, Article IX and this Article X) shall survive the consummation of the Merger. This Article X, the agreements of the Company, Parent and Merger Sub contained in Section 6.3 (Expenses), Section
8.3 (Effect of Termination and Abandonment), Section 6.10 (Non-Disclosure) and the Confidentiality Agreement shall survive the termination of this Agreement. No other representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement.

          10.2. Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties.

          10.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

          10.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

          10.5. GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, EXCEPT THAT THE PROVISIONS OF THE DGCL SHALL GOVERN THE MERGER. Notwithstanding the forgoing, the law of the principal place of business of each of the Constituent Corporations shall govern any internal or corporate affairs of the respective Constituent Corporation. The parties hereby irrevocably submit to the personal jurisdiction of the United States District Court for the Southern District of New York ("S.D.N.Y.") and of any court in which appeals from judgments by that court may be heard and, if the S.D.N.Y. lacks subject matter jurisdiction over the action, then the Supreme Court of the State of New York, New York County, and of any court in which appeals from judgments of that court may be heard

(the "Designated Courts") solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement (including the pursuit of injunctive (whether temporary, preliminary or permanent) monetary or other, relief), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that that party is not subject to personal jurisdiction in that court or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in one of the Designated Courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Designated Courts, this being in addition to any other remedy to which such party is entitled at law or in equity.

          10.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

          if to Parent or Merger Sub:

          Prime Resource, Inc.
          1245 Brickyard Road
          Salt Lake City UT 84106
          Attention: Andrew W. Limpert
          Ph. 801-433-2000
          fax: 801-433-2222

          with a copy to:

               Jensen Duffin & Dibb LLP
               311 S. State Street, Suite 380
               Salt Lake City, Utah 84111
               Attention: Julian D. Jensen, Esq.
               Telephone: (801) 531-6600

               Fax number: (801) 521-3731

          if to the Company or the Surviving
          Corporation:

          Broadband Maritime Inc.
          61 Broadway, Suite 1905
          New York, New York 10006
          Attention: Mary Ellen Kramer, President
          Telephone: 212-430-6369
          Fax number: 212-898-1221

          with a copy to:

               McLane, Graf, Raulerson & Middleton,
               Professional Association
               900 Elm Street, P.O. Box 326
               Manchester, NH 03105-0326
               Attention: Daniel J. Norris
               Telephone: 603-628-1408
               Fax number: 603-625-5650

          if to the Prime Indemnifying Parties:

          Terry M. Deru
          99 Cove Lane
          Layton, Utah 84040
          Ph. 801-433-2000
          fax: 801-433-2222

          Scott E. Deru
          6855 Frontier Drive
          Morgan, Utah 84050
          Ph. 801-433-2000
          fax: 801-433-2222

          Andrew W. Limpert
          8395 Park Hurst
          Circle in Sandy, Utah 84094
          Ph. 801-433-2000
          fax: 801-433-2222

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier. For purposes of this Agreement, the term "business day" shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York.

          10.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

          10.8. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          10.9. Interpretation; Construction. (a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or

Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

          (d) The following terms, when used in this Agreement, shall have the following respective meanings: "USD" or "$" shall mean United States dollars.

          (e) The terms defined in the singular shall have a correlative meaning when used in the plural and vice versa.

          (f) References herein to any gender include each other gender.

          10.10. Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement is void.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BROADBAND MARITIME, INC.                PRIME INDEMNIFYING PARTIES:


By: /s/ Mary Ellen Kramer               /s/ Terry M. Deru
    ---------------------------------   ----------------------------------------
    Mary Ellen Kramer, President        Terry M. Deru, Individually


PRIME RESOURCE, INC.


By: /s/ Terry M. Deru                   /s/ Scott E. Deru
    ---------------------------------   ----------------------------------------
    Terry M. Deru, President            Scott E. Deru, Individually


PRIME ACQUISITION, INC.


By: /s/ Terry M. Deru                   /s/ Andrew W. Limpert
    ---------------------------------   ----------------------------------------
    Terry M. Deru, President            Andrew W. Limpert, Individually

              [Signature page to the Agreement and Plan of Merger.]

A copy of the following Exhibits and Schedules will be submitted to the Commission supplementally upon request:

                         LIST OF EXHIBITS AND SCHEDULES

Exhibit/Schedule     Description
----------------     -----------
Exhibit 2.3          Amendments to the Articles of Incorporation of Parent
Exhibit 7.2(d)       Form of Lock-up Agreement
Schedule 4.1(a)      Post-Merger Capitalization of Parent
Schedule 5.2(b)(i)   Pre-Merger Capitalization of Parent
Schedule 9.1         Prime Indemnifying Parties